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Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND UNDER ANY SUCH APPLICABLE STATE LAWS.

        Void After August 3, 2010

CYDEX, INC.

AMENDED AND RESTATED

WARRANT TO PURCHASE SHARES OF STOCK

        This Warrant is issued to                        (the "Investor") by CyDex, Inc., a Delaware corporation (the "Company") in connection with the conversion into the Company's Series B Preferred Stock of an Amended and Restated Convertible Promissory Note issued to Investor on May 26, 2004 (the "Note"). This Warrant is an amendment and restatement of that certain Amended and Restated Warrant issued May 26, 2004.

        This Warrant is one of several warrants (the "Warrants") issued by the Company contemporaneously herewith in conjunction with the several notes issued by the Company contemporaneously herewith in the aggregate principal amount of $2,950,000 to certain of the Company's investors (the "Investors"), which Warrants amend and restate a series of similar warrants issued by the Company on May 26, 2004.

        1.    Purchase of Shares.    Subject to the terms and conditions hereinafter set forth, the Investor, or permitted assigns, is entitled, upon surrender of this Warrant at the principal office of the Company, to purchase from the Company up to                        (            ) fully paid and nonassessable shares of the Company's Common Stock, par value $0.01 per share (the "Shares"). The number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment pursuant to Section 8.

        2.    Purchase Price.    The purchase price per Share for the Shares shall be equal to $0.01. Such price shall be subject to adjustment pursuant to Section 8, and such price, as adjusted from time to time, is herein referred to as the "Exercise Price."

        3.    Exercise Period.    This Warrant shall be exercisable, in whole or in part, during the term commencing on August 4, 2004, and ending on August 3, 2010.

        4.    Method of Exercise.    While this Warrant remains outstanding and exercisable in accordance with Section 3, the Investor may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

            (i)  the surrender of this Warrant, together with a duly executed Subscription Notice in the form attached hereto, to the Secretary of the Company at its principal office; and

           (ii)  the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

        5.    Net Exercise.    In lieu of exercising this Warrant for cash, the Investor may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant, together with a duly executed Subscription Notice in the form attached hereto indicating such election, to the Secretary of the Company at its principal office, in which event the Company shall issue to the Investor a number of Shares computed using the following formula:

X =	Y(A-B) A

        Where

        X = The number of Shares to be issued to the Investor.

        Y = The number of Shares purchasable under this Warrant.

        A = The fair market value of one Share.

        B = The Exercise Price (as adjusted to the date of such calculation).

        For purposes of this Section 5, the fair market value of the Shares shall mean the average of the closing bid and asked prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in the The Wall Street Journal, for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued shares, as such prices shall be determined in good faith by the Company's Board of Directors.

        6.    Certificates for Shares.    Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the Subscription Notice. The Company will pay all expenses and taxes in connection with the issuance of the Warrant and certificates for the purchased Shares.

        7.    Issuance of Shares.    The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company covenants that it will reserve and keep available, solely for the purpose of issuance upon the exercise hereof, a sufficient number of shares of Common Stock to permit the exercise hereof in full.

        8.    Adjustment of Exercise Price and Number of Shares.    The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

          (a)    Subdivisions, Combinations and Other Issuances.    If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or, in the event that no record date is fixed, upon the making of such dividend.

          (b)    Reclassification, Reorganization and Consolidation.    In the case of any reclassification, capital reorganization or change in the Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Investor, so that the Investor shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of Shares as were purchasable by the Investor immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interests of the Investor so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price, provided, however, that the aggregate purchase price shall remain the same.

          (c)    Notice of Adjustment.    When any adjustment is required to be made in the number or kind of securities purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Investor of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

        9.    No Fractional Shares or Scrip.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

        10.    No Stockholder Rights.    Prior to the exercise of this Warrant, the Investor shall not be entitled to any rights of a stockholder with respect to the Shares, including without limitation the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Investor shall not be entitled to any notice or other communication concerning the business or affairs of the Company with respect to the Shares, except as set forth herein.

        11.    Registration Rights.    The Investor shall have, with respect to the Shares, the rights and obligations, including the registration rights, provided to the Investors in the Registration Rights Agreement and the Shareholders' Agreement, each entered into among the Company, the Investors and certain other holders of the Company's capital stock on August 4, 2004.

        12.    Successors and Assigns.    The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Investor and their respective successors and assigns.

        13.    Transfer.    This Warrant and the rights granted hereunder may not be transferred or succeeded to by any person without the prior written consent of the Company, except that any holder hereof may transfer the rights granted hereunder, without the consent of the Company, to any general or limited partner, officer or other affiliate of the holder. Subject to compliance with the foregoing sentence and to the provisions of Section 14 hereof, this Warrant and all rights hereunder shall be transferable, in whole or in part, at the office of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. The last holder of this Warrant as registered on the books of the Company may be treated by the Company and all persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant or to transfer hereof on the books of the Company, any notice to the contrary notwithstanding, unless and until such holder seeks to transfer registered ownership of this Warrant on the books of the Company and such transfer is effected.

        14.    Securities Act.

        (a)   None of this Warrant nor any Shares issued pursuant to the exercise hereof may be sold, transferred, pledged, hypothecated or otherwise disposed of unless and until: (i) there is then in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering such proposed disposition and such disposition is made in accordance with such registration statement and all applicable state securities laws; or (ii) (A) the transferor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such transferor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act and that all requisite action has been or will, on a timely basis, be taken under any applicable state securities laws in connection with such disposition; and (iii) the proposed transferee shall have agreed in writing to be bound by the terms and provisions of this Section 14.

        (b)   Notwithstanding the provisions of paragraphs (a)(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer pursuant to Rule 144(k) promulgated under the Securities Act, or a transfer to an entity wholly owned by such transferor, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original holder of this certificate.

        15.    Amendments and Waivers.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Investors holding Warrants exercisable for at least 66 2/3% of the Shares for which all of the outstanding Warrants would be exercisable at such time.

        16.    Notices.    All notices and other communications under this Warrant shall be in writing and delivered in person or via overnight courier or mailed by first class registered or certified mail, postage prepaid and return receipt requested, or by electronic mail to the attention of the Company's Treasurer at the Company's principal office, and to the holder hereof at the last address of the holder furnished to the Company.

        17.    Replacement.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement, or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

        18.    Acceptance.    Receipt of this Warrant by Investor shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

        19.    Governing Law.    This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to the conflicts of law provisions of the State of Kansas or of any other state.

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        IN WITNESS WHEREOF, CyDex, Inc. has caused this Warrant to be signed in its corporate name by an officer thereunto duly authorized, and to be dated as of the day and year first above written.

CYDEX, INC.
		By:	John M. Siebert, Chief Executive Officer
ACKNOWLEDGED AND ACCEPTED:
(entity name, if applicable)
By:
Name:
Its:	(if applicable)

SUBSCRIPTION NOTICE

Cydex, Inc.
Attention: Secretary

        The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Stock issued by CyDex, Inc. (the "Company") and held by the undersigned,                         shares of Common Stock of CyDex, Inc.

        Please check one of the following:

  ☐
  Payment of the exercise price per share, in the total amount of $            , required under such Warrant accompanies this Subscription Notice.

  ☐
  The undersigned elects to purchase the aforementioned shares pursuant to the net exercise provision in Section 5 of the Warrant.

        The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only and not for resale or with a view to distribution of such shares or any part thereof.

[Investor]
Date:	By:
Name:
Title:
Address:

Name in which shares should be registered:

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  Exhibit 4.3